UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2025

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37897	26-1828101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Technology Drive, Suite 110 Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	RSLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 8, 2025, ReShape Lifesciences Inc. (the “Company”) entered into a Placement Agency Agreement with Maxim Group LLC (the “Placement Agency Agreement”) pursuant to which the Company agreed to issue and sell to certain investors 1,054,604 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a price of $2.50 per share. The offering closed on June 9, 2025.

The offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-287168), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 9, 2025 and subsequently declared effective by the SEC on May 14, 2025. A preliminary prospectus supplement and accompanying prospectus relating to the offering and describing the terms thereof has been filed with the SEC and forms a part of the effective registration statement and is available on the SEC’s website at http://www.sec.gov or from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

The gross proceeds from the offering were approximately $2.6 million, before deducting the placement agent fees and offering expenses. The Company intends to use the net proceeds from the offering for general corporate purposes, including expenses related to the Company’s previously announced proposed merger with Vyome Therapeutics, Inc. and sale of substantially all of the Company’s assets to Ninjour Health International Limited.

The Company’s exclusive placement agent in connection with the offering, Maxim Group LLC, received a cash fee equal to up to 7.0% of the gross proceeds received by the Company from the sale of the Common Stock in the offering, as well as reimbursement for certain expenses, and warrants to purchase up to 52,730 shares of Common Stock, which is equal to 5.0% of the aggregate amount of shares of Common Stock issued in the offering, at an exercise price of $2.75 per share (the “Placement Agent Warrant”).

The representations, warranties and covenants contained in the Placement Agency Agreement were made solely for the benefit of the parties to the Placement Agency Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Placement Agency Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Placement Agency Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

The foregoing description of the Placement Agency Agreement and Placement Agent Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of the form of Placement Agency Agreement and Placement Agent Warrant, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference. The legal opinion, including the related consent, of Fox Rothschild LLP relating to the issuance and sale of the Common Stock is filed as Exhibit 5.1 hereto.

Item 7.01	Regulation FD Disclosure.

On June 9, 2025, the Company issued a press release announcing the pricing of the shares of Common Stock in the Offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Placement Agent Warrant (filed herewith)
5.1	Opinion of Fox Rothschild LLP (filed herewith)
10.1	Form of Placement Agency Agreement (filed herewith)
23.1	Consent of Fox Rothschild LLP (included in Exhibit 5.1)
99.1	Press Release dated June 9, 2025 (furnished herewith)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Paul F. Hickey
President and Chief Executive Officer

Date: June 12, 2025